EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release August 28, 2017

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), (the “Company”) the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, announced net income of $935,000 or $0.11 diluted earnings per share for the year ended June 30, 2017, which represents a $566,000 or 37.7% decrease from the year ended June 30, 2016. The decrease in earnings year over year was due primarily to a decrease in net interest income and an increase in provision for loan loss. Net interest income decreased $415,000 or 4.0% from $10.3 million for the prior year end to $9.9 million for the recent year end due to a decrease in interest income and increase in interest expense. Interest income decreased $318,000 or 2.7% to $11.3 million for the fiscal year just ended, while interest expense increased $97,000 or 7.1% to $1.5 million for the twelve months ended June 30, 2017. Interest income for the fiscal year decreased primarily due to the Company’s assets earning a lower rate of interest for the period. Interest expense increased primarily due to overall higher dollar volume of Federal Home Loan Bank (“FHLB”) advances and higher interest rates paid on those advances. The Company has utilized FHLB advances to supplement the funding it receives from deposits to originate loans which it holds in its portfolio. Management expects the banks’ net interest margins will continue to tighten for two primary reasons. Mortgage loan competition has intensified in our central Kentucky market area, which makes loan growth contingent upon accepting lower interest rates in general. In addition, funding sources, including local depositors, the FHLB and some other wholesale sources, are seeking higher interest rates in light of the 75 basis point rise in interest rates orchestrated by the Federal Open Market Committee over the last seven months of the Company’s fiscal year. As such, we expect our cost of funds to continue to rise after several years of record low levels. Provision for loan losses increased $227,000 to $242,000 for the year just ended as the Company charged off loans. Non-interest income decreased $25,000 or 6.5% to $362,000 for the year, while non-interest expense decreased $18,000 or 0.2% to $8.5 million for the twelve months ended June 30, 2017.

The Company reported net income of $216,000 or $0.02 diluted earnings per share for the three months ended June 30, 2017, a decrease of $165,000, or 43.3% compared to $381,000 or $0.05 per share for the three months ended June 30, 2016. The decrease in net profit was due to a decrease in non-interest income and net interest income as well as increases in non-interest expense and provision for loan losses. Non-interest income decreased $138,000 or 83.1% to $28,000 for the three months ended June 30, 2017, due primarily to REO results. Downward valuation adjustments for REO increased in the recently-ended quarter compared to the prior year period, while net gain on sales of REO decreased between the comparable periods. Net interest income decreased $38,000 or 1.5% to $2.4 million for the quarter just ended primarily due to an increase in interest expense. Non-interest expense increased $38,000 or 1.8% for the three-month period ended June 30, 2017 to $2.1 million, while provision for losses on loans increased $16,000 to $20,000 for the quarter just ended.

At June 30, 2017, total assets were $308.5 million, an increase of $16.6 million, or 5.7%, from the $291.9 million total at June 30, 2016. The increase in total assets was related primarily to an increase in loans, net, which increased $19.8 million or 8.3% to $258.2 million at June 30, 2017. At June 30, 2017, total liabilities were $241.3 million, an increase of $17.0 million, or 7.6%, from total liabilities at June 30, 2016. The increase in total liabilities was related primarily to an increase in FHLB advances.

At June 30, 2017, the Company reported its book value per share as $7.95.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2016. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates six banking offices in Kentucky, including three in Frankfort, two in Danville, and one in Lancaster. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At June 30, 2017 the Company had approximately 8,444,515 shares outstanding, of which approximately 56.0% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Statements of Financial Condition

	June 30,	June 30,
	2017	2016
	(In thousands, except per share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$12,804	$13,108
Interest-bearing time deposits in other financial institutions	4,201	3,711
Investment Securities	1,558	4,213
Loans Receivable, net	258,244	238,468
Real estate acquired through foreclosure	358	527
Other Assets	31,320	31,844
Total Assets	$308,485	$291,871

Liabilities
Deposits	$182,845	$188,572
FHLB Advances	55,780	33,211
Deferred revenue	578	595
Other Liabilities	2,136	1,978
Total Liabilities	241,339	224,356

Shareholders’ Equity	67,146	67,515

Total Liabilities and Equity	$308,485	$291,871

Book Value Per Share	$7.95	$8.00

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Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)	Twelve months ended June 30,		Three months ended June 30,
	2017	2016	2017	2016
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)
Interest Income	$11,316	$11,634	$2,853	$2,807
Interest Expense	1,457	1,360	411	327
Net Interest Income	9,859	10,274	2,442	2,480
Provision for Losses on Loans	242	15	20	4
Non-interest Income	362	387	28	166
Non-interest Expense	8,531	8,549	2,114	2,076
Income Before Income Taxes	1,448	2,097	336	566
Income Taxes	513	596	120	185
Net Income	$935	$1,501	$216	$381

Earnings per share:
Basic and diluted	$0.11	$0.18	$0.02	$0.05

Weighted average outstanding shares:
Basic and diluted	8,345,422	8,324,195	8,354,938	8,312,262

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